EXHIBIT 99.2

News Release

GE, First Solar Announce Solar Technology and Commercial Partnership

•	Partnership accelerates thin-film solar technology development

•	GE takes equity interest in First Solar

•	Existing scale and manufacturing capabilities of First Solar, combined with both companies’ complementary technologies will enable increased efficiency, cost competitiveness

•	Inverter, balance of plant commercial partnership to improve solar grid integration and connection

SCHENECTADY, NY and TEMPE, Ariz., August 6, 2013 - Today, GE (NYSE: GE) and First Solar (Nasdaq: FSLR) announced a technology partnership to advance thin-film solar cells and modules. First Solar has acquired GE’s global cadmium telluride (CdTe) solar intellectual property portfolio, setting a course for significant advancement of photovoltaic (PV) thin-film solar technology. GE received 1.75 million shares of First Solar common stock as part of this transaction. GE has agreed to retain the shares for at least three years.

The combination of the two companies’ complementary technologies and First Solar’s existing manufacturing capabilities are expected to accelerate the development of cadmium telluride (CdTe) solar module performance and improve efficiency at manufacturing scale. In addition, GE Global Research and First Solar R&D will collaborate on future technology development to further advance CdTe solar technology.

GE, which has 34GW of renewable energy installed globally, will enhance its presence in solar through access to purchasing and branding First Solar’s modules for future global GE deployments, in addition to its investment in inverters, controls, balance of plant and ownership of utility scale systems.

Additionally, GE and First Solar have formed a commercial relationship around solar inverter technology. First Solar will continue to purchase inverters from GE Energy Management for use in First Solar’s global solar deployments to optimize electrical balance of plant. By combining complementary technologies, the collaboration is expected to lead to an improvement in solar grid integration, more competitive cost structures and a roadmap for combined electrical equipment.

“We are creating an exciting synergy with this deal,” said Jim Hughes, First Solar’s Chief Executive Officer. “The addition of GE’s PV thin-film technology and R&D resources will advance our technology roadmap, while realizing cost reduction in our manufacturing process.”

“To lead in today’s solar industry, you must have the most competitive technology at the most competitive cost position,” said Anne McEntee, president & CEO of GE’s renewable energy business. “We’re excited to partner with First Solar to accelerate innovation and bring our complementary technology and R&D to market faster through its manufacturing capabilities.”

First Solar’s existing manufacturing sites will be used to further advance CdTe technology and achieve an increasingly competitive cost position. GE has decided to discontinue the build-out of its Aurora, Colorado solar manufacturing facility.

The transaction has closed. King & Spalding LLP and Arnold & Porter LLP represented GE on the transaction, and Cravath, Swaine & Moore LLP represented First Solar.

About GE Power & Water

GE Power & Water provides customers with a broad array of power generation, energy delivery and water process technologies to solve their challenges locally. Power & Water works in all areas of the energy industry including renewable resources such as wind and solar; biogas and alternative fuels; and coal, oil, natural gas and nuclear energy. The business also develops advanced technologies to help solve the world’s most complex challenges related to water availability and quality. Power & Water’s six business units include Distributed Power, Nuclear Energy, Power Generation Products, Power Generation Services, Renewable Energy and Water & Process Technologies. Headquartered in Schenectady, N.Y., Power & Water is GE’s largest industrial business.

About First Solar

First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced module and system technology. The company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts
GE Media
Lindsay Theile
+1 508-572-3470
lindsay.theile@ge.com

First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

First Solar Investors
David Brady
+1 602-414-9315
dbrady@firstsolar.com
or
Ryan Ferguson
+1 602-414-9315
rferguson@firstsolar.com

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